Exhibit 99.1

Contacts:

Julie Leber	Peter Forde
Spotlight Marketing Communications	President & CEO, SmartCentres
949.427.1391	905.760.6200 ext. 7615
julie@spotlightmarcom.com	pforde@smartcentres.com

Strategic Storage Trust IV Opens First Joint Venture Development with SmartCentres in the Greater Toronto Area

TORONTO, ONTARIO – June 23, 2020 – Strategic Storage Trust IV, Inc. (“SST IV”), a public non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the opening of its first property in the Greater Toronto Area (GTA). The new SmartStop® Self Storage location, which is located at 145 Wicksteed Ave in East York, was developed as a joint venture between SST IV and SmartCentres REIT (“SmartCentres”), one of the largest real estate investment trusts in Canada. This represents the second operational self storage joint venture between SmartCentres and affiliates of SmartStop, and the first completed ground up development project.

The ground-up, three-story development is located in the Leaside community directly adjacent to the SmartCentres Leaside shopping center, behind Home Depot. This facility accessibly serves the communities of Leaside, Thorncliffe, Midtown and Don Milles, and is conveniently located near the Ontario Science Center and the Leaside shopping district. Customers can conveniently rent spaces using the online rental feature or by calling the dedicated call center. More details on this property can be found online at https://smartstopselfstorage.com/find-storage/on/east-york/145-wicksteed-ave.

“We are excited to announce the completion of our first joint venture development with SmartCentres at the Leaside location,” said H. Michael Schwartz, Chairman and Chief Executive Officer of SST IV. “The combination of SmartCentres’ prime retail locations, our collective development expertise and the SmartStop® Self Storage brand will serve as the template for a robust pipeline of future self storage projects in Canada between the two companies. The state-of-the-art facility is well positioned to leverage SmartStop® Self Storage’s presence in the GTA to lease up over the coming months and years.”

“We are very pleased to be completing our first self storage development with SmartStop,” said Mitchell Goldhar, Executive Chairman, SmartCentres.  “Self storage is one of the strategic initiatives we have commenced to unlock the value of land within our portfolio. SmartCentres’ well-located real estate and development expertise complements SmartStop’s strength in self storage management and revenue generation,” said Mr. Goldhar.

The property offers a variety of unit sizes to meet customer needs, with approximately 1,000 units and 100,000 square feet of climate controlled self storage. Additional amenities for customers include elevator access, drive-in loading areas, and the state-of-the-art security systems.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV wholly-owns 24 self storage facilities comprising approximately 18,000 self storage units and 2 million net rentable square feet of storage space, as well as one operating property and three parcels of land under development in joint ventures in the GTA.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 380 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc., a public non-traded REIT, and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.6 billion of real estate assets under management, including 112 properties in 17 states and Toronto, Canada that are directly owned and managed by SmartStop, as well as a growing portfolio of 32 properties in 10 states and Toronto, Canada where SmartStop serves as the property manager for properties owned by its sponsored programs. In total, this comprises a managed portfolio of approximately 96,000 units and 10.9 million rentable square feet.

SmartStop and its affiliates own or manage 14 operating self storage properties in the Greater Toronto Area, which total approximately 11,300 units and 1.2 million total rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

About SmartCentres

SmartCentres Real Estate Investment Trust is one of Canada’s largest fully integrated REITs, with a best-in-class portfolio featuring 165 strategically located properties in communities across the country. SmartCentres has over $10 billion in assets and owns over 34 million square feet of income producing value-oriented retail space with 98% occupancy, on 3,500 acres of owned land across Canada.

SmartCentres continues to focus on enhancing the lives of Canadians by planning and developing complete, connected, mixed use communities on its existing retail properties. A publicly announced $12.1 billion intensification program ($5.5 billion at SmartCentres' share) represents the REIT’s current major development focus. This intensification program consists of rental apartments, condos, seniors’ residences and hotels, to be developed under the SmartLiving banner, and retail, office, and storage facilities, to be developed under the SmartCentres banner.

SmartCentres' intensification program is expected to produce an additional 27.9 million square feet of space; all construction commencing within the next five years, 12.4 million square feet of which is already underway. From shopping centres to city centres, SmartCentres is uniquely positioned to reshape the Canadian urban and urban-suburban landscape. For more information, visit www.smartcentres.com.

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